Exhibit 10.3

** Certain information in this exhibit has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934.

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is entered into on this 28th day of April, 2006 effective as of the commencement of business on May 1, 2006 (the “Effective Date”) by and among:

New Horizons Computer Learning Center of Atlanta, Inc., a Delaware corporation (“Seller”), together with its direct or indirect parent corporation, New Horizons Worldwide, Inc. (“Parent”), on the one hand;

GBWH Atlanta, LLC, a Georgia limited liability company (“Buyer”); and

David L. Weinstein, Robert J. Hussey, III, Stanley Graber and Joel W. Brown, each a natural person and, together, owners of membership interests of the Buyer (“Owners”).

Buyer, Owners, Seller and Parent are hereinafter sometimes individually referred to as a “Party” or collectively as the “Parties”.

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, substantially all of Seller’s assets related to Seller’s computer training business located in Atlanta, Georgia (the “Business”); and

WHEREAS, concurrent with the transactions described in this Agreement, Buyer desires to become a franchisee of New Horizons Franchising Group, Inc. (“Franchisor”) in Atlanta, Georgia, it being understood that Franchisor is an affiliate of Seller and direct or indirect subsidiary of the Parent.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the Parties agree as follows:

Section 1                                           Purchase and Sale of Assets; Excluded Assets

1.1                                 Purchased Assets.  Pursuant to the terms and subject to the conditions set forth in this Agreement, on the Closing Date herein below provided for but effective as of the Effective Date, Seller hereby agrees to sell, grant, transfer, convey, assign and deliver to Buyer, and Buyer agrees to purchase and acquire from Seller, all of the properties, assets and rights owned, used, acquired for use, or arising or existing in connection with the Business, whether tangible or intangible, and whether or not recorded on Seller’s books and records, except for and excluding the Retained Assets provided for in Section 1.2 below (all the foregoing being collectively referred to as the “Purchased Assets”).  The Purchased Assets shall include, but not be limited to, the following:

(A)                              All rights of Seller under its occupancy leases (the “Facilities Leases”) covering (y) the facilities at 53 Perimeter Center East, Atlanta, Georgia (the “Perimeter Center Lease”), and (z) the facilities at Newmarket Center, 2060 Lower Roswell Road, Suite 400, Marietta, Georgia (the “Newmarket Center Lease” and, together with the Perimeter Center Lease, the “Leased Premises”), a true and complete copy of the Facilities Leases being included at Schedule 1.1(A) attached hereto;

(B)                                All of Seller’s (x) vehicles used in connection with the conduct of the Business (“Vehicles”), (y) furniture, furnishings, fixtures, equipment, machinery, trade fixtures, leasehold improvements, computers, computer discs, telephone systems and security systems (“Equipment”), and (z) supplies, training and course materials, computer training kits and manuals, catalogs, advertising copy and other properties of a similar type used or held for use in the conduct of the Business (“Inventory” and, together with the Vehicles and Equipment, whether owned or leased, the “Tangible Personal Property”), a listing of all of which is included at Schedule 1.1(B) attached hereto (which Schedule indicates whether the Vehicles and Equipment are owned or leased and, if leased, includes a full and complete copy of the lease or other agreement(s) governing the same);

(C)                                All of Seller’s (u) telephone and facsimile numbers, (v) permits and other governmental authorizations pertaining to the Business, to the extent such authorizations may legally be assigned (“Governmental Permits”), (w) goodwill with customers, vendors or prospective customers, and all customer lists, relating to the conduct of the Business (“Goodwill”), (x) security or similar deposits relating to the Business including, but not limited to, the security deposits made under the Newmarket Center Lease, but (i) such shall exclude security deposits under the Cisco Equipment Lease as defined in Section 1.2(E) or under any lease or agreement not comprising a part of the Assigned Contracts, and (ii) Buyer shall repay to Seller the security deposits released and paid to Buyer, as same occurs, under the Perimeter Center Lease (“Deposits”), (y) prepaid advertising (inclusive of yellow page advertising), prepaid expenses and other prepayments relating to the conduct of the Business (“Prepayments”), and (z) all other intangible assets relating to the Business or any of the Purchased Assets (the foregoing being collectively called the “Intangible Personal Property”), a listing of all of which is included at Schedule 1.1(C) attached hereto;

(D)                               All of Seller’s software (including rights under Seller’s software licenses), including SAGE accounting software, and other software used in the conduct of the Business (“Software”), but excluding the CMS software otherwise provided for in the Franchise Agreement (as defined in Section 3.5(B)), a listing of the Software being included at Schedule 1.1(D) attached hereto (and, as to each, identifying whether such is owned by Seller or licensed for use by Seller and, if licensed, the name of the licensor and material terms governing Seller’s right to use same in connection with the Business);

(E)                                 All of Seller’s accounts and notes receivable, and other rights to receive payment, from customers, employees or others arising from the conduct of the Business

(“Receivables”), a listing of all of which (showing, as to each, the name of the account debtor, the amount owed and an aging schedule thereof) is included at Schedule 1.1(E) attached hereto;

(F)                                 Except as provided in Section 1.2(E), all rights of Seller under any agreements or contracts (“Assigned Contracts”) which relate to or arise from the operation of the Business and are accepted by the Buyer, including any thereof with customers or prospective customers which benefit the Business from and after the Effective Date, including, but not limited to, computer training center agreements and, further, including all rights to receive payment from customers for services to be performed and invoiced after the Effective Date (“Customer Contracts”), including without limitation the right to payment with regard to coupon sales and redemptions, PC Club sales, corporate technical club sales or applications, and future training classes, a listing of all of which Assigned Contracts is included at Schedule 1.1(F) attached hereto; and

(G)                                Seller’s book and records, books of account, files, invoices, accounting records, and correspondence relating to any of the foregoing (“Records”).

1.2                                 Retained Assets.  Notwithstanding the provisions of Section 1.1, the Purchased Assets shall not include any of the following (the “Retained Assets”):

(A)                              Any Customer Contracts between Seller’s affiliate and third party customers for the delivery of training managed through the Enterprise Learning Solutions department of Seller’s affiliate, provided that Buyer shall be entitled to deliver training in its capacity as a New Horizons franchisee and shall be deemed the “selling center” which shall entitle Buyer to receive customary revenue sharing offered by the Enterprise Learning Solutions department of Seller’s affiliate;

(B)                                Seller’s cash and cash deposits;

(C)                                Seller’s rights under this Agreement;

(D)                               Seller’s corporate minute books, stock records and tax returns or other similar corporate books and Records relating to the Business, to any of the Retained Assets, to any liability or obligation of the Seller not comprising a part of the Assumed Liabilities, or to the negotiation and consummation of the transactions provided for in this Agreement, and those Records originals of which Seller is required to maintain under applicable law;

(E)                                 Seller’s rights arising under any contracts or agreements which are not among the Assigned Contracts, which includes without limitation (i) the rental agreements with Minolta Business Solutions covering office copy machines, (ii) the lease covering premises located in Tucker, Georgia, and (iii) the Master Lease between Parent, as lessee, and Sunrise International Leasing Corporation dated September, 2004 covering certain Cisco equipment, which items of equipment shall be removed from the Leased Premises promptly following the Closing by and at the cost of the Seller or Parent (the “Cisco Equipment Lease”);

(F)                                 Any rights of Seller relating to its conduct of the Business which arise from or are related to services previously provided by the regional office of Seller’s affiliate

(such as accounting, payroll, legal or other similar services, except as otherwise expressly provided herein); and

(G)                                Any assets of any of Seller’s affiliates.

Section 2                                             Purchase Price

2.1                                 Closing Payment.  In consideration for the transfer of the Purchased Assets, Buyer shall on the Effective Date pay to the Seller the following amounts (the “Purchase Price”):

(A)                              Cash Payment.  The sum of Four Hundred and Twenty-Five Thousand ($425,000.00) Dollars (the “Cash Payment”) in the form of a wire transfer or as directed by Seller; and

(B)                                Assumption of Liabilities.  An agreement (the “Assignment and Assumption Agreement”) in form and content as provided for in Section 3.2(A)(1) obligating Buyer to assume Seller’s obligations with regard to, and to indemnify and hold harmless the Seller from, the Assumed Liabilities as defined in Section 2.2(A) below.

2.2                                 Assumed and Retained Liabilities.

(A)                              Assumed Liabilities.  The following shall constitute, and are herein together referred to as, the “Assumed Liabilities”:

(1)                                  Those liabilities which (a) are identified on Schedule 2.2(A)(1) attached hereto (including outstanding purchase orders, trade accounts payable and accrued liabilities and expenses reflected on said Schedule) and (b) consist of any trade payables not so listed if (i) neither Seller nor Parent have “Knowledge” (which term, when used in reference to any person, means matters which are known to such persons and matters which might reasonably be discovered by them in the exercise of due inquiry, excluding inquiry of any adverse party to this Agreement) thereof, (ii) invoices are delivered to Buyer promptly following their receipt or discovery, (iii) [***************************************************************], and (iv) such liabilities are listed in the Supplemental Schedule provided for in Section 3.2(G)(2) (the “Assumed Balance Sheet Liabilities”);

(2)                                  Subject to the provisions set forth in Section 3.3(D) and the exclusion provided for in Section 2.2(B)(4)(e), the Seller’s obligations to all individual and corporate customers to provide training which has been purchased by such customers prior to the Effective Date but not yet delivered as of the Effective Date (the “Training Obligations”);

(3)                                  Any obligation for cash refunds to customers in respect to any prepaid training, except to the extent such constitutes a Retained Liability under Section 2.2(B)(4)(e);

(4)                                  Any obligation to pay for training provided by any other franchisee or affiliate of the Franchisor in respect to national training coupons sold by Seller, except to the extent such constitutes a Retained Liability under Section 2.2(B)(4)(f);

(5)                                  Any debt, liability or obligation accruing from and after the Effective Date under or pursuant to any of the Assigned Contracts;

(6)                                  Any debts, liabilities or obligations incurred by Buyer, or actions, claims or lawsuits asserted against either Buyer or Seller, which relate to the operation of the Business on or after the Effective Date; and

(7)                                  Any claim (and any liability resulting therefrom) against Seller which is made by a person employed by Seller immediately prior to the Effective Date which is based solely upon Buyer’s failure or refusal to make an offer of employment to such person as of the Effective Date (but excluding claims arising from any other circumstances, including but not limited to, any agreements existing or alleged to exist between Seller and any such person, or any claims under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§2101-2109, as amended, or any claims under the Employee Retirement Income Security Act of 1974, as amended).

(B)                                Retained Liabilities.  Buyer shall not be obligated to pay, perform or abide by, and Seller shall retain exclusive responsibility for, any liabilities, debts, obligations, undertakings or commitments of the Seller (the “Retained Liabilities”), other than the Assumed Liabilities.  Except for Assumed Balance Sheet Liabilities identified and set forth on Schedule 2.2(A)(1) (as amended by the Supplemental Schedule), the Retained Liabilities shall include, but not be limited to, the following:

(1)                                  Any sales, use, income, gross receipts, excise, franchise, employment, withholding or other imposition, duty or tax (each, a “Tax”) imposed by or payable to any governmental body, federal, state or local, on or with respect to any period prior to the Effective Date or in respect to the sale and transfer of the Purchased Assets or the Assumed Liabilities;

(2)                                  Any liability or obligation accruing prior to the Effective Date in respect to (a) any employee benefit plan or any other employee benefit arrangement or commitment which is or has been maintained or contributed to by Seller, (b) any portion of any bonuses earned or accrued upon the basis of any events occurring prior to the Effective Date, (c) any accrued vacation benefits, or (d) any obligation to reimburse any employee for expenses incurred prior to the Effective Date;

(3)                                  Any liability or obligation which, absent this provision, comprises a part of the Assumed Liabilities but which is covered by any insurance policy maintained by Seller or any of Seller’s affiliates (but, then, only to the extent of such insurance coverage);

(4)                                  Any (a) inter-company charges or amounts due Parent or any affiliate of Seller or Parent, (b) claims relating to inter-franchise payment obligations which are based on the non-payment of amounts owing any other franchisee of the Franchisor, (c) amounts due for borrowed money, (d) obligations arising under any agreement, instrument or other contractual undertaking or commitment that is not an Assigned Contract or which is not an Assumed Liability, (e) obligations to refund prepayments by customers which Seller received without providing any training prior to the Effective Date or which prepayments represent duplicate payments, or (f) inter-franchise obligations relating to (i) payment for training programs sold to Harris Lanier Worldwide or (ii) payment for training provided by franchisees of the Franchisor other than the Buyer or its affiliates upon redemption of national training coupons sold by Seller prior to the Effective Date in circumstances where same are redeemed more than one (1) year after the issuance of such coupons.

(5)                                  [****************************************************];

(6)                                  Any (a) liability or obligation to indemnify any director, officer, employee or agent of Seller, except with regard to indemnification obligations owed to Seller or Parent from Buyer and/or Owners arising under this Agreement, (b) liability arising out of or in connection with any violation of a statute or governmental rule, regulation, directive or other requirement, and any liability or obligation of a conditional, contingent or similar nature, or (c) liability or obligation which arises from or is based on a claim for injury to or death of persons, or damage to or destruction of property, regardless of when asserted, but which arises from facts or circumstances which occurred prior to the Effective Date;

(7)                                  Any liability or obligation relating to the Cisco Equipment Lease or a Minolta copy machine leased by Seller for use in the Leased Premises;

(8)                                  Any liability or obligation relating to the premises previously occupied by Seller in Tucker, Georgia (including, but not limited to, repairs, maintenance or deferred maintenance, common area maintenance or other charges for the use of any common areas, rental payments, taxes, insurance, or other charges) or relating to the move of Seller’s assets and Business from the premises in Tucker, Georgia to either of the Leased Facilities;

(9)                                  The obligations of Seller, Parent or their affiliate(s) on any guaranty of the Facilities Leases (but subject to the provisions set forth in Section 4.1) or for the making of or payment for any tenant improvements or similar charges relating to the Perimeter Center Lease; and

(10)                            Any debts, liabilities or obligations incurred by Seller, or actions, claims or lawsuits asserted against either Buyer or Seller which relate to the operation of the Business prior to the Effective Date, except for matters which arise from or relate to (y) the Assumed Liabilities, and/or (z) the Training Obligations.

Section 3                                             Closing and Closing Date

3.1                                 Closing Date.  The consummation of the transactions provided for in this Agreement (the “Closing”) has been held on the date of this Agreement (the “Closing Date”) effective as of the Effective Date.

3.2                                 Acts of Seller and Parent.  At the Closing, Seller and Parent, or whichever thereof may have been required by the circumstances, have taken such actions and executed and delivered, or caused to be executed and delivered, to Buyer such certificates, instruments and documents, as are required by this Agreement or as are required to give full effect to the transactions provided for herein.  Such actions and materials include, but are not limited to, the following:

(A)                              Conveyance Documentation.  Seller has executed and delivered to Buyer or shall execute and deliver to Buyer (with such acknowledgments required by the circumstances) documents of conveyance which are required to convey to Buyer the Purchased Assets free and clear of all restrictions or conditions to sale, conveyance or transfer and free and clear of all liens, mortgages, pledges, encumbrances, charges, claims, security interests, Taxes, conditions or restrictions of any nature or description whatsoever (“Liens”) (other than those identified on Schedule 3.2(A) hereto, the “Permitted Liens”) and consistent with the other requirements of this Agreement.  Except as otherwise expressly provided in this Agreement, the Purchased Assets are being sold “as is, where is” without any express or implied warranties whatsoever.  Without limiting the generality of the foregoing, the documents of conveyance shall include the following:

(1)                                  An assignment and assumption agreement (“Assignment and Assumption Agreement”) in form and content substantially as shown on Exhibit A attached hereto pursuant to which, among other things, the Seller conveys and assigns to Buyer all right, title and interest of Seller arising under, provided for in, or governed by any Assigned Contracts (other than the Facilities Leases);

(2)                                  An assignment and assumption agreement (“Assignment of Lease”) in form and content substantially as shown on Exhibit B attached hereto pursuant to which, among other things, the Seller conveys and assigns to Buyer all right, title and interest of Seller arising under, provided for in, or governed by the Newmarket Center Lease (included herewith at Exhibit B-1) and the Perimeter Center Lease (included herewith at Exhibit B-2); and, therewith, Seller shall deliver a writing signed by the landlords named in the Facilities Leases or other person whose approval or consent is required in connection therewith setting forth, in form and content reasonably acceptable to the Buyer, such person’s consent to said assignment and certifying to the Buyer the date to which rents have been paid under the Facilities Leases, the amount of any security or other deposit held by such person in respect thereto, and the non-existence of any fact, occurrence or circumstance known by such person which would, with or without the giving of notice and/or lapse of time, constitute a default by the Seller under the Facilities Leases;

(3)                                  A bill of sale (“Bill of Sale”) in form and content substantially as shown on Exhibit C attached hereto and conveying to Buyer all of the Purchased Assets (other than as provided for in the Assignment and Assumption Agreement, the Assignment of Lease, the Sublease or in any document of title provided for in Section 3.2(A)(4) below;

(4)                                  An endorsement and delivery of certificates of title required to effectuate the transfer to Buyer of any Vehicles or other Equipment, and any instruments the endorsement and delivery of which is required to effectuate transfer to Buyer; and

(5)                                  The written consent to assignment (in form and substance reasonably satisfactory to Buyer) of third persons whose approval of any conveyance contemplated herein is required in order to comply with the requirements of any agreement or legal requirement binding on the Seller, Parent or their affiliates.

(B)                                Delivery of Possession.  Seller has delivered or will deliver to Buyer, or cause to be delivered to Buyer, physical possession of all Records, the originals of all Assigned Contracts, and other tangible properties comprising any part of the Purchased Assets, and all keys, combinations and other mechanisms for controlling access to the Leased Premises and to any lock box or other repository to which Receivables or other correspondence of Seller is routinely received.

(C)                                Receivables.  Seller maintains with Wachovia Bank (the “Custodial Bank”) administrative arrangements regarding the collection of Receivables.  Such arrangement provides for a lock box arrangement with all items of payment delivered thereto.  At the Closing, Seller will deliver, or cause to be delivered, to the Custodial Bank a writing which cancels the account/lock box arrangement and irrevocably instructs the Custodial Bank to remit directly to Buyer all correspondence, items of payment and other materials received by it pursuant to any arrangements maintained with the Seller.  To the extent that Seller shall, from and after the Effective Date, receive any items of payment or be credited with any items of payment in respect to any Receivables, Seller will promptly account to Buyer and pay to Buyer such amounts.

(D)                               Closing Certificates.

(1)                                  Seller and Parent will cause the Franchisor to execute and deliver to Buyer a certificate dated as of the Effective Date and to the effect that the execution of the Franchise Agreement with Franchisor shall comply with federal and state law regarding the sale of franchises in the State of Georgia.

(2)                                  Parent’s President and Chief Financial Officer shall execute and deliver to Buyer a certificate dated as of the Effective Date and to the effect that: (a) the indebtedness of Parent and its affiliates (including the Seller) secured by UCC financing statements filed in favor of Bank of America, N.A., as agent, has been assigned to and is held by Wells Fargo Bank, N.A., as agent; (b) the total indebtedness owing to Wells Fargo Bank, N.A. is in an amount not exceeding the sum set forth in said Certificate; (c) neither the Parent nor any of its affiliates shall make any further or additional borrowings in respect thereto; and (d) arrangements for the release of the Liens upon the assets of Seller have been agreed to with the named lender which permit procurement of such releases without requiring any further act or payment by the Parent, Seller or any other affiliates thereof.

(E)                                 Secretary’s Certificate; Resolutions.  The secretary or other executive officer of Seller and Parent have delivered or shall deliver to Buyer a certificate, dated as of the Effective Date, and to the effect (i) that all action required to authorize and direct the Seller’s and Parent’s execution and performance of this Agreement and any other agreement or instrument of conveyance provided for herein has been taken; and (ii) that all such action so taken remains in effect without modification or revocation.  There shall be or is attached to such certificate a true and complete copy of the resolutions adopted by Seller’s and Parent’s governing bodies which are required in order to effectuate such actions.

(F)                                 Seller’s Name.  Seller agrees to and shall permit Buyer to use the name “New Horizons Computer Learning Center of Atlanta” as a fictitious business name for so long as the Franchise Agreement remains in effect and, in that regard, shall (i) from time to time at or after the Closing, execute such documents and take such actions as are reasonably requested by Buyer to effectuate such result and (ii) refrain from using or permitting others to use such name or any name similar thereto in the active conduct of business which is competitive with the business of Buyer conducted under that name.

(G)                                Acts Following Closing

(1)                                  Lien Releases.  Within thirty (30) days following the Effective Date (or, where a longer period is required for reasons beyond the control of the Seller or Parent, then up to sixty (60) days following the Effective Date), the Seller has caused or shall have caused any Liens of record existing in respect to any of the Purchased Assets to be terminated or otherwise released.

(2)                                  Supplemental Schedules.  Because of the delay customarily occurring in the posting of certain items to the books and records of Seller, certain of the Schedules provided herewith by Seller reflect information existing as of March 31, 2006 or a later date, but are incomplete as of the Effective Date.  Therefore, within thirty (30) days following the Effective Date, Seller shall deliver to Buyer a schedule (the “Supplemental Schedule”) updating the listings, documents and materials provided for in each of (a) Schedule 1.1(E) pertaining to Receivables, (b) Schedule 1.1(F) pertaining to Assigned Contracts, and (c) Schedule 2.2(A)(1) pertaining to Assumed Balance Sheet Liabilities.

(3)                                  Deliveries Regarding Receivables.  From time to time at the request of Buyer, Seller will provide Buyer with such assistance as Buyer shall reasonably request in order to enable Buyer to enjoy the benefits intended to be conveyed with regard to the Receivables (but no such request shall require the expenditure of funds by, or require anything other than telephone consultations or execution of letters or other written communications to customers of Seller or issuers of credit cards honored by Seller in respect to the Receivables).

3.3                                 Acts of Buyer and Owners.  At the Closing (or, as to payments provided for in Clause (A) below, on the Effective Date), Buyer and Owners, or whichever thereof is required by the circumstances, will execute and deliver or cause to be executed and delivered to Seller and Parent, or whichever thereof shall be required by the circumstances, such certificates, instruments and documents as are required by this Agreement or as are required to give full effect to the transactions provided for herein.  Such shall include, but not be limited to, the following:

(A)                              Cash Payment.  Buyer shall (i) pay to Seller the Cash Payment as provided for in Section 2.1(A) and (ii) pay to Franchisor the sum of Seventy-Five Thousand ($75,000.00) Dollars in full satisfaction of Buyer’s obligation to pay an initial franchise fee (the “Initial Franchise Fee”) in connection with the matters provided for in Section 3.5(B) below.

(B)                                Assumption.  Buyer will execute and deliver, or has executed and delivered, to Seller (i) the Assignment and Assumption Agreement pursuant to which, among other things, the Buyer assumes the Assumed Liabilities and all obligations accruing on or after the Effective Date under any of the Assigned Contracts, and (ii) the Assignment of Lease pursuant to which, among other things, the Buyer assumes the obligations of Seller under the Newmarket Center Lease and the Perimeter Center Lease to the extent such obligations accrue from and after the Effective Date.

(C)                                Secretary’s Certificate; Resolutions.  The secretary or other officer of Buyer has delivered or shall deliver to Seller a certificate, dated as of the Effective Date, and to the effect that all action required to authorize and direct the execution and performance of this Agreement and any other agreement or instrument of conveyance provided for herein has been taken; and that all such action so taken remains in effect without modification or revocation.  There shall be attached to such certificate a true and complete copy of the resolutions adopted by the members of Buyer authorizing such actions.

(D)                               Acts Following Closing: Training Obligations.  Buyer has determined that the procedures required to be followed by NPEC which are necessary to be complied with in order for Buyer to enjoy the benefits of this Agreement are such that Buyer’s application may not be submitted nor acted upon until after the Closing hereunder.  Buyer agrees (i) to make timely application to NPEC for such permits and licenses as may be required for such purposes, (ii) to notify Seller of any progress occurring with regard thereto, and (iii) to obtain final approval of such permits and licenses from NPEC no later than ninety (90) days after the Effective Date, failing in which Buyer shall be responsible for paying for the delivery of training sufficient to meet the Seller’s training obligations.

3.4                                 Prorations at Closing.  Any and all real property Taxes, personal property taxes, assessments, lease rentals, and other charges applicable to the Leased Premises, the Purchased Assets or the Assumed Liabilities will be prorated to the Effective Date, and such Taxes and other charges shall be allocated between the Parties by adjustment at the Closing, or as soon thereafter as the Parties may agree.  The Facilities Leases permit the landlords therein named to charge the tenant for any incremental common area or other expense items provided for in the Facilities Leases to the extent the annual costs relating thereto exceed the amounts paid by the tenant during a calendar year and, therefore, Seller will reimburse Buyer for its share of any such incremental charges imposed at the end of the year 2006, such being one-third (1/3rd) in the case of the Newmarket Center Lease and one-ninth (1/9th) in the case of the Perimeter Center Lease.

3.5                                 Other Agreements.  In addition to the matters provided for elsewhere in this Agreement, at or prior to the Closing, the Parties shall additionally execute, or cause their affiliates named therein to execute, the following separate agreements:

(A)                              Employment Arrangements.  Notwithstanding any restrictions to the contrary contained in this Agreement or in any other agreement contemplated hereby, Seller shall permit Buyer to offer employment to, and to employ, such Persons employed in connection with the operation of the Business as may be designated by Buyer.

(B)                                Franchise Agreement.  Buyer and New Horizons Franchising Group, Inc., an affiliate of Seller and wholly-owned direct or indirect subsidiary of Parent, as franchisor (the “Franchisor”), shall execute a ten (10) year franchise agreement (the “Franchise Agreement”).

(C)                                Consents and Approvals.  All consents, approvals or authorizations of any governmental agency (including the Nonpublic Postsecondary Education Commission (“NPEC”)), the landlords named in the Facilities Leases and any other person whose approval is required to assign and convey to the Buyer the Assigned Contracts and any other Purchased Assets shall have been obtained on terms satisfactory to the Buyer and shall be in full force and effect; and, except as contemplated in Section 3.3(D), all Permits required to allow Buyer to conduct the operations of the Business following the Effective Date shall have been assigned to Buyer by Seller or otherwise obtained by Buyer.  In connection herewith, Buyer agrees, consistent with applicable law and circumstances, to expeditiously take such actions as are required to obtain the approval of NPEC to the transfer of Seller’s applicable licenses or, if such is not assignable, to initiate and diligently undertake to obtain such NPEC approval as may be required.  Buyer agrees to provide all reasonably required information to NPEC and to pay any necessary fees associated with such approval.

Section 4                                             Additional Covenants and Agreements

4.1                                 Indemnity of Owners Regarding Guarantee of Facilities Leases.  Together with the requirements set forth in this Agreement, the Buyer and certain other organizations affiliated by common ownership with the Buyer are acquiring, by way of sublease or assignment, the leasehold interests of Seller and certain other corporations affiliated by common ownership with the Seller.  Such leasehold interests, which include those created by the Facilities Leases, are herein together referred to as the “Occupancy Leases”.  Parent is or may be a guarantor or otherwise obligated for the performance by the tenant or lessee named in the Occupancy Leases, which tenant or lessee will include the Buyer or its affiliates from and after the Effective Date, and Parent may not be permitted to modify or cancel its guaranty of the Occupancy Leases in connection with the assignments of the Occupancy Leases.  Accordingly, Parent may remain liable on the Occupancy Leases in the event Buyer is unable to perform thereunder as required in the Assignment of Lease or Sublease.  In consideration of the transfers contemplated in this Agreement and the assignment (or subletting) of the Occupancy Leases, the Owners agree to and do hereby jointly and severally indemnity and agree to hold Parent harmless of and from any claims made by the landlords named in the Occupancy Leases based on a breach by Buyer (or any affiliated entity of the Buyer) of any such Occupancy Lease; provided, however, the aggregate liability of the Owners hereunder in respect to all of the aforesaid Occupancy Leases (and without duplication by reason of any similar provision appearing in the agreements executed by Owners relating to the purchases being contemporaneously made by Buyer’s affiliates) shall be and is limited to the aggregate sum of Two Hundred and Fifty Thousand Dollars ($250,000) minus Fifty Thousand Dollars ($50,000) for each year (12 months) after the Effective Date; i.e., if no demand has been made upon Parent for payment under any of the Occupancy Leases (or any guaranty or other document executed by Parent in connection therewith) prior to each succeeding annual anniversary of the Effective Date, then the liability of Owners in respect to their indemnity provided for herein shall be reduced by Fifty Thousand Dollars ($50,000) on each such anniversary date.

4.2                                 Non-Solicitation.  Excluding persons employed by Seller in connection with the Business to whom Buyer shall make offers of employment as provided for in Section 3.5(A), Buyer and Seller agree not to solicit, recruit or hire any employees of the other

Party, or the other Party’s affiliates, for so long as the Franchise Agreement remains in effect or, if a shorter period of time, for six (6) months following the termination of the employee’s employment with such Party or such Party’s affiliates.

4.3                                 Customer Records. The Parties will maintain the confidentiality of all customer records and files in accordance with applicable federal and state laws and regulations.  On the Closing Date, Seller agrees to deliver to Buyer all original customer records and files that relate to the purchase and delivery of computer training for the Business, including the files which relate to the Training Obligations.  In the event that Seller is audited by any federal, state or local entity following the Effective Date, Buyer shall provide Seller or its designees with reasonable access, during normal business hours, to all original customer files related to the Purchased Assets.

4.4                                 Insurance.  If Seller or Parent or any of their affiliates possess insurance which provides coverage in respect to any claim of loss made after the Effective Datelosing, then such insurance shall be deemed primary coverage for any such loss and Seller, Parent and their affiliates agree to cooperate with the Buyer in filing and prosecuting any claim of loss relating to such matters.  For a period of not more than three (3) years following the Effective Date, Buyer agrees to maintain general liability insurance in the amount of $1,000,000 per claim and $1,000,000 in the aggregate; and, upon written request by the Seller, Buyer will provide Seller with certificates of insurance naming Seller or its affiliated companies as additional insureds in order to ensure that Buyer is able to meet its indemnification obligations hereunder.

4.5                                 Further Assurances.  Each of the Parties agree to use their best efforts to timely satisfy any conditions to Closing provided for herein and to assist each other in doing such things and matters as are required to consummate the transactions provided for herein.  Without limiting the generality of the foregoing, the Seller and Parent agree to assist the Buyer in procuring timely transfer of all Assigned Contracts (including licenses, authorized training center agreements, vendor contracts and Software licenses).

4.6                                 Announcements; Confidentiality.  The Parties (or certain of the Parties or their predecessors) have previously executed a Confidentiality Agreement in connection with the transactions contemplated herein.  As of the Effective Date, said Confidentiality Agreement shall be of no further force or effect and, instead, the Parties agree as follows:

(A)                              Confidentiality Agreement.  Except to the extent of the representations and warranties provided for in this Agreement, no Party shall have any liability to the other based on any claim that the information provided by such Party pursuant to the Confidentiality Agreement was untrue, incomplete or misleading in any way.  Rather, the Parties shall be entitled to rely only upon the representations and warranties set forth or provided for in this Agreement.

(B)                                Public Announcements.  The Seller and Parent, on the one hand, and Buyer and Owners, on the other hand, will consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated herein and shall not issue any such press release or make any such public statement without the approval of the others, unless counsel has advised such Party that such release or other public statement must be issued immediately and the issuing Party has not been able, despite its good faith efforts, to secure the prior approval of the other Parties.

Section 5                                             Representations and Warranties of Seller And Parent.  Each of Seller and/or Parent, or whichever thereof is referred to or as the circumstances require (and, if both, then jointly and severally), represents and warrants to the Buyer and Owners as follows:

5.1                                 Organization and Existence.  Seller and Parent are Delaware corporations, duly organized, validly existing and in good standing under the laws of the State of Delaware and each has all necessary corporate power to own its assets (including the Purchased Assets) and to operate its business (including the Business) as now owned and operated by them.  Seller is duly qualified and in good standing under the laws of the State of Georgia and in any other jurisdiction wherein the nature of the activities conducted or the character of the assets owned require such qualification or licensing, and where a failure to be so qualified or licensed would adversely affect (i) the value of the Purchased Assets, or (ii) the amount of the Assumed Liabilities.  Seller does not conduct any of the Business through any subsidiary, joint venture, partnership, or other Affiliate; and Seller does not maintain any offices, places of business, or personnel assigned to locations outside of the State of Georgia.

5.2                                 Authority.  Seller and Parent each has the full legal right, power, capacity, and authority required to enter into and perform its obligations under this Agreement.  All approvals of the Seller’s and/or Parent’s board of directors or other governing body required to authorize the execution, delivery and performance of this Agreement by such Parties has been obtained and, assuming due execution and delivery by the Buyer and Owners, this Agreement represents a legal, valid and binding obligation of Seller and Parent that is enforceable against them in accordance with its terms, subject to (i) as to enforceability, bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors rights generally, (ii) the obtaining of any approvals or consents required in connection herewith and as provided for herein, and (iii) general equitable principles and to the discretion of the court before which any proceedings seeking the remedy of specific performance and injunctive and other forms of equitable relief may be brought.

5.3                                 Title.  Seller has good and marketable title to, or a valid leasehold or licensed interest in, all of the Purchased Assets and, except as otherwise indicated herein, such Purchased Assets are free and clear of any Liens other than the Permitted Liens.

5.4                                 No Breach; Required Approvals.  The execution and delivery by the Seller and Parent of this Agreement, the consummation by them of the transactions contemplated hereby, and the performance by them of their obligations under this Agreement:

(A)                              will not violate (i) any provision of the charter or bylaws of such Parties, (ii) any laws, orders, decrees, judgments or rulings of any judicial or governmental body applicable to the Seller or Parent, or (iii) except to the extent that any third party consent or approval is required to convey same to Buyer as disclosed pursuant to Section 5.4(B), any provision of any Facilities Lease, Software license or Assigned Contract; and

(B)                                except as shown on Schedule 5.4 attached hereto, will not require the Seller or Parent to obtain any consents or approvals of, or make any filings with or give any notices to, any governmental bodies or any other person and will not violate, result in the breach of, or constitute (or with notice or lapse of time or both, constitute) a default under any contract, lease, license or other agreement to which the Seller or Parent is a party or is bound.

5.5                                 Books and Records.  The books of account and other Records of Seller, all of which have been or shall be made available to Buyer, are complete and correct in all material respects and have been maintained in accordance with sound business practices.

5.6                                 Tax Matters.  Except as disclosed on Schedule 5.6:

(A)                              Claims and Assessments.  There are no pending issues raised in an examination by any taxing authority that might give rise to claims for taxes or assessments upon, and there are no tax liens outstanding or, to the Knowledge of Seller or Parent, threatened against, the Purchased Assets;

(B)                                Withholding Taxes.  Seller has withheld and paid, or caused to be paid, all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party;

(C)                                Taxes Relating to Transaction.  The transactions contemplated herein are not subject to tax withholding under any provisions of law and Seller and Parent shall be solely responsible for the payment of all sales, use and similar taxes which may be imposed by reason of any transfers provided for in this Agreement.

5.7                                 Financial Matters

(A)                              Income Statements Delivered to Buyer.  At Schedule 5.7(A) are the following financial statements of Seller (“Income Statements”): (i) an unaudited income statement for the period from September, 2005 through February, 2006, and (ii) an unaudited income statement for March, 2006.  The Income Statements are complete and correct in all material respects, were prepared based on GAAP (subject to changes resulting from audit and normal year-end adjustments and subject to the absence of footnotes) consistently applied throughout the periods covered thereby, present fairly the results of operations of Seller for such periods, and have been prepared from and are consistent with the books and Records of Seller.

(B)                                Accounts Payable.  At Schedule 5.7(B) is a current listing of the accounts payable included in the Assumed Liabilities, showing as to each the aging, amount and name of the creditor.

(C)                                Unredeemed Coupons.  At Schedule 5.7(C) is a current listing of the unredeemed but prepaid coupons sold by Seller which remain outstanding and in respect to which Seller is obligated to delivered training.  Such listing reflects the expiration date as to each.  To the Knowledge of Seller and Parent, there exists no further or additional obligations of the Seller to deliver training for which payment has been received or prepaid.

5.8                                 No Other Liabilities.  Except for the Retained Liabilities and the Assumed Liabilities, to the Knowledge of Seller and Parent, there is no liability, claim, deficiency, guarantee or obligation (absolute, accrued, contingent or otherwise), and there is no basis for any such liability or obligation, with regard to the Business, nor do Seller or Parent have Knowledge that any supplier, client or customer intends to make a reduction in its present level of business conducted with the Business after the Effective Date, either as a result of this Agreement and the transactions contemplated hereby or for any other reason.

5.9                                 Location of Tangible Assets.  The only real property at which Seller conducts operations relating to its Business, or which are otherwise leased or used by Seller or its Affiliates in connection with the Business, are the Leased Premises.  Except for those items of Tangible Personal Property identified on Schedule 5.9, all Tangible Personal Property is (and will be as of the Effective Date) physically located at the Leased Premises.  To the extent any Tangible Personal Property included in the Purchased Assets is located at any other location, the Seller shall, at its sole cost and expense, promptly move same to the Leased Premises or whichever thereof is designated by the Buyer.

5.10                           Legal Compliance; Permits

(A)                              Compliance With Law.  Except as set forth on Schedule 5.10(A), to the Knowledge of Seller and Parent, the Business is in compliance with all applicable laws (including statutes, rules, regulations, codes, plans, injunctions, judgments, orders, decrees, and rulings) of federal, state, local, and foreign governments (and all agencies thereof) the violation of which may reasonably be expected to have, or does have, a material adverse effect on the Purchased Assets, the Assumed Liabilities, or the Business acquired by Buyer (including, but not limited to, laws respecting employment, employment practices, employee classification, labor relations, family and medical leaves, military leaves, leaves of absence generally, safety and health, wages, hours and terms and conditions of employment); and neither Seller nor Parent have any Knowledge of circumstances which are likely to result in a material violation of any of the foregoing.  The foregoing includes, but is not limited to, all laws relating to the protection of the environment, laws relating to discrimination in the work place, laws relating to the use of proprietary computer software, and laws governing the reporting, withholding or payment of payroll, income, franchise or excise taxes.

(B)                                Governmental Permits.  Except as shown at Schedule 5.10(B), the Governmental Permits to be conveyed to Buyer comprise all of the permits, concessions, grants, franchises, licenses, filings, authorizations and approvals required from any governmental division or agency which are necessary for the conduct of the Business.  A complete and correct list of the Governmental Permits is shown at Schedule 5.10(B) and, except as shown on said Schedule: (i) to the Knowledge of Seller and Parent, Seller is in compliance with the respective terms and conditions of all such Governmental Permits which are material to the conduct of the Business; and (ii) there are no proceedings pending or, to the Knowledge of Seller or Parent, threatened which may result in the revocation, cancellation, suspension or adverse modification of any Governmental Permit; and (iii) to the Knowledge of Seller and Parent, the consummation of the transactions provided for in this Agreement will not result in any revocation, cancellation, suspension or adverse modification of any Governmental Permit which is material to the conduct of the Business.

5.11                           Receivables.  The Receivables consist of those identified pursuant to the requirements of Section 1.1(E) and neither Seller nor Parent has received any written notice, nor have any Knowledge of the existence of any claim of offset or counterclaim by any account debtor.  Otherwise, Seller makes no representation or warranty regarding the quality of the Receivables nor whether or not they are collectable.

5.12                           Software.  Except as set forth on Schedule 5.12, the Software used by Seller and comprising a part of the Purchased Assets is all thereof which is necessary to be assigned hereunder in order to enable Buyer to conduct the Business on and after the Effective Date in a manner consistent with the manner in which the Business is presently conducted and has been conducted during the year prior to the Effective Date, and without infringing upon or conflicting with the rights of any other Person.  Neither Seller nor Parent has any Knowledge of any infringement or improper use by any third Person of the Software of Seller.

5.13                           Assigned Contracts.  Except as reflected on Schedule 5.13:

(A)                              The Assigned Contracts are, and on the Effective Date will be, in full force and effect and there does not exist, and will not exist, any default or event or condition which, after notice or lapse of time or both, would constitute a default thereunder by Seller or, to the best of Seller’s or Parent’s Knowledge, by any other Person.

(B)                                Seller has not received written notice that any Person who is a party to any of the Assigned Contracts intends to cancel or terminate such agreements, or to discontinue doing business with Seller.

5.14                           Litigation.  Except as set forth on Schedule 5.14, (A) there are no pending or, to the Knowledge of Seller and Parent, threatened claims, actions, suits, proceedings, hearings or investigations, whether initiated by Seller, Parent or other Persons, before any court, arbitrator or governmental, administrative or regulatory agency which involve the Business or any of the Purchased Assets or Assumed Liabilities; and (B) there is no outstanding or unsatisfied writ, order, judgment, stipulation, injunction, decree, determination, award or other order of any court, arbitrator or governmental agency or instrumentality, domestic or foreign, against Seller that adversely affects or involves any of the Purchased Assets, the Assumed Liabilities or the Business.

5.15                           Identification of Employees and Compensation.  Shown on Schedule 5.15 is a list of the name of each employee, sales agent or other Person, separately identified as to part-time or full-time, who is currently employed in the Business by Seller, together with each Person’s job classification, date of hire, and current rate of compensation (or method for computing same).

5.16                           Brokers’ Fees.  Seller does not have, and shall not have, any liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

Section 6                                             REPRESENTATIONS OF BUYER AND OWNERS.

6.1                                 Buyer.  Buyer represents and warrants to the Seller and Parent as follows:

(A)                              Organization and Existence.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Georgia.

(B)                                Authority and Binding Effect.  Subject to receipt of any approvals required to be obtained from NPEC for which provision is made in Section 3.3(D) hereof, Buyer has the full legal right, power, capacity, and authority required to enter into and perform its obligations under this Agreement and the execution of this Agreement has been duly authorized.  Assuming due execution and delivery by the Seller and Parent, this Agreement represents a legal, valid and binding obligation of Buyer that is enforceable against it in accordance with its terms, subject to (i) as to enforceability, bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors rights generally, (ii) the obtaining of any approvals or consents required in connection herewith and as provided for herein, and (iii) general equitable principles and to the discretion of the court before which any proceedings seeking the remedy of specific performance and injunctive and other forms of equitable relief may be brought.

(C)                                Noncontravention; Consents Required.  Neither the execution and the delivery of this Agreement or of any other agreements and documents to be executed pursuant hereto, nor the consummation of the transactions contemplated hereby, will conflict with or violate any provision of (i) any statute, law, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer or any of its assets is subject, or (ii) any provision of the organizational documents governing the affairs of Buyer, or (iii) conflict with or constitute a default (or, with notice or lapse of time or both, would become a default) under any promissory note, mortgage, bond, instrument, indenture, agreement, contract, lease, license, permit, instrument, or other arrangement to which Buyer is a party or by which it is bound, or (iv) except as contemplated in Section 3.3(D), require the giving of any notice to, any filing with, or obtaining any comment or approval from any Person.

(D)                               Brokers’ Fees.  Buyer does not have, and shall not have, any liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller or Parent could become liable or obligated.

6.2                                 Owners.  Owners jointly and severally represent and warrant to the Seller and Parent as follows:

(A)                              Ownership of Buyer.  Owners own 100% of the issued and outstanding membership interests of Buyer.

(B)                                Binding Effect.  Assuming due execution and delivery by the Seller and Parent, this Agreement represents a legal, valid and binding obligation of Owners that is enforceable against them in accordance with its terms, subject to (i) as to enforceability, bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors rights generally, (ii) the obtaining of any approvals or consents required in connection herewith and as provided for herein, and (iii) general equitable principles and to the discretion of the court before which any proceedings seeking the remedy of specific performance and injunctive and other forms of equitable relief may be brought.

(C)                                Brokers’ Fees.  Owners do not have, and shall not have, any liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller or Parent could become liable or obligated.

Section 7                                             INDEMNIFICATION

7.1                                 Indemnity by Buyer and Owners.

(A)                              Buyer shall indemnify, hold harmless and defend Seller and Parent, and their respective affiliates, officers, agents and employees (each, a “Seller Indemnified Party”), from and against any cause of action, claim, loss or liability arising out of or resulting in any way from any breach or violation of the representations and warranties set forth in Section 6.1.

(B)                                Buyer shall indemnify, hold harmless and defend each Seller Indemnified Party from and against any cause of action, claim, loss or liability arising out of or resulting in any way from: (w) the negligent acts or omissions of Buyer’s officers, employees, agents or members occurring in connection with the conduct of the Business after the Effective Date; (x) any breach of any covenant of Buyer set forth in this Agreement; (y) any debts, claims, liabilities or lawsuits which relate to and are based upon the use or operation of the Business or the Purchased Assets from and after the Effective Date; and (z) the failure of Buyer to fully and adequately pay, perform or observe the requirements of the Assumed Liabilities, including the Training Obligations.

(C)                                Owners shall indemnify, hold harmless and defend each Seller Indemnified Party from and against any cause of action, claim, loss or liability arising out of or resulting in any way from (i) any breach or violation of the representations and warranties set forth in Section 6.2, or (ii) the indemnity regarding Parent’s liability in respect to the Facilities Leases as set forth in Section 4.1, or (iii) any breach by Owners of their undertakings relating to public announcements as provided in Section 4.6(B).

7.2                                 Indemnity by Seller and Parent.  Seller and Parent (but, as to Parent, subject to the limitations set forth in Section 7.4) shall indemnify, hold harmless and defend Buyer, Owners, and their respective affiliates, officers, agents, members and employees (each, a “Buyer Indemnified Party”) from and against any cause of action, claim, loss or liability arising out of or resulting in any way from: (i) the negligent acts or omissions of Seller’s officers, employees, agents or partners occurring in connection with the conduct of the Business prior to the Effective Date; (ii) any breach or violation of the representations and warranties set forth in Section 5; (iii) any breach of any covenant of Seller or Parent set forth in this Agreement; (iv) any debts, claims, liabilities or lawsuits which relate to the use or operation of the Business or the Assets prior to the Effective Date, including the Retained Liabilities, and (v) any failure to obtain the appropriate release or termination of any Liens as contemplated in Section 3.2(G)(1) or any adverse action being taken by any secured party having a claim through or under Seller or Parent in respect to such Liens at any time.

7.3                                 Indemnification Procedure.

(A)                              Notification of Claim.  Any person seeking indemnification under Section 7.1 or Section 7.2 (the “Indemnified Party”) shall promptly notify the other party or parties from whom indemnification is being sought (the “Indemnifying Party”) in writing of any claim or demand for which the Indemnified Party is asserting an indemnification claim.  Such notice shall be accompanied by a reasonably full description of the basis for such claim or demand, a reference to the provisions of this Agreement under which liability is asserted and a statement as to the known amount of the loss or damage (or, if not known, an estimate thereof if a reasonable basis exist for estimating the same); provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party for any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party is prejudiced by the delay.

(B)                                Defense of Legal Actions.  If the claim which is the subject of any notification given pursuant to Section 7.3(A) is based on a legal action filed by any third person (a “Third Party Claim”), the Indemnifying Party shall have the right to take over the defense thereof, but the Indemnifying Party shall notify the Indemnified Party within ten (10) Business Days of its receipt of a claim notice pursuant to Section 7.3(A) as to whether or not it will assume the defense against such Third Party Claim.

(1)                                  If the Indemnifying Party elects to take over the defense of such Third Party Claim, then: (aa) it shall keep the Indemnified Party informed as to the status thereof and promptly provide copies of pleadings and other filings in the case; (bb) the Indemnifying Party shall have the sole right to contest, settle or otherwise dispose of such Third Party Claim on such terms as the Indemnified Party, in its sole discretion, shall deem appropriate, provided that the consent of the Indemnified Party to any settlement or disposition shall be required if (x) it results in any liability to or equitable relief against the Indemnified Party not fully satisfied by the Indemnifying Party, (y) the result would in any way restrict the future activity of the Indemnified Party or any of its affiliates or (z) it would result in the admission or finding of a violation of law or violation of the rights of any person by the Indemnified Party or any of its affiliates; and (cc) the Indemnified Party shall have the right to participate jointly in the defense of such Third Party Claim, but shall do so at its own cost.

(2)                                  If the Indemnifying Party does not elect to take over the defense of such Third Party Claim, then: (aa) the Indemnified Party shall keep the Indemnifying Party informed as to the status thereof and promptly provide copies of all pleadings and other filings in the case; (bb) the Indemnified Party shall have the sole right to contest, settle or otherwise dispose of such Third Party Claim on such terms as the Indemnified Party, in its sole discretion, shall deem appropriate, provided that the consent of the Indemnifying Party to any settlement or disposition shall be required if (x) it results in any liability to or equitable relief against the Indemnifying Party not fully satisfied by the Indemnified Party, (y) the result would in any way restrict the future activity of the Indemnifying Party or any of its affiliates or (z) it would result in the admission or finding of a violation of law or violation of the rights of any person by the Indemnifying Party or any of its affiliates; (cc) the Indemnifying Party shall have the right to participate jointly in the defense of such Third Party Claim, but shall do so at its own cost; and

(dd) the Indemnified Party may preserve its rights to indemnification for the recovery of any losses arising from such Third Party Claim or the costs of defending the same, including, without limitation, reasonable attorney’s fees.

(3)                                  The Indemnified Party and the Indemnifying Party shall cooperate with each other in the defense of any Third Party Claim.

7.4                                 Limitation on Parent’s Indemnity Liability.  Notwithstanding the provisions of Section 7.2, the liability and obligation of Parent to indemnify or hold harmless the Buyer or Owners with respect to a breach or violation of the representations and warranties set forth in Section 5 (as set forth in Clause (ii) of Section 7.2) shall be limited to the amount of the Cash Payment; provided that such limitation shall not apply in the event of a breach or violation of the warranties and representations set forth in Sections 5.1, 5.2, 5.3 or 5.4(A).

7.5                                 Exclusivity of Remedies.  The Parties hereby acknowledge and agree that their sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement (other than a claim for fraud or for specific performance of the terms of this Agreement) shall be pursuant to, and limited by, the indemnification provisions set forth in this Section 7.

Section 8                                             MISCELLANEOUS

8.1                                 Notices.  All notices with respect to this Agreement will be in writing and sent by hand delivery, overnight delivery via a national courier service, certified mail or facsimile to the Parties at their addresses or facsimile numbers as follows:

If to Seller or Parent:

New Horizons Computer Learning Center of Atlanta, Inc.

Attention:  Office of General Counsel

1900 S. State College Blvd., Suite 200

Anaheim, CA 92806

Tel:  (714) 940-8000

Fax:  (714) 938-6007

If to Buyer or any Owner:

GBWH Atlanta, LLC

Attention:  David L. Weinstein

4775 American Way

Memphis, TN 38118

Tel:  (901) 328-2120

Fax:  (901) 362-9044

8.2                                 Entire Agreement; Assignment.  This Agreement, together with the Exhibits and Schedules provided for herein and attached hereto, represents the entire agreement and understanding between the Parties and is and shall be binding on each Party and its or his respective successors, heirs and assigns.  This Agreement may not be assigned without the written consent of the other Party, and may only be amended by a written agreement signed by authorized representatives of all Parties.

8.3                                 Waiver.  The failure of either party to enforce any right, remedy or condition of this Agreement shall not be deemed a waiver thereof nor shall it void or otherwise affect its right to enforce the same right, remedy or condition at any subsequent time.

8.4                                 Survival of Representations and Warranties. The representations and warranties set forth in this Agreement shall survive and continue until the expiration of the applicable statute of limitations.

8.5                                 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute but one and the same instrument.

8.6                                 Facsimile Signatures.  For purposes of execution of this Agreement, faxed signature pages shall be deemed the same as original signature pages.

8.7                                 Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Georgia applicable to agreements made and to be performed entirely within the State of Georgia without giving effect to conflicts of laws principles.

(End of Page)

IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the date first written above.

NEW HORIZONS COMPUTER LEARNING

CENTER OF ATLANTA, INC.

By:
Thomas J. Bresnan
Chief Executive Officer

GBWH ATLANTA, LLC

By:
David L. Weinstein
President

The undersigned Owners are acknowledged to have executed this Agreement solely for the purposes described and referred to in Section 7.1(C), and shall have no liability hereunder other than as therein provided.  Additionally, the undersigned agree, as among themselves, that any liability they or any of them may hereafter have pursuant to any of the foregoing will be shared by them ratably based on their respective ownership interests in Buyer, except that such agreement shall not impact or affect the agreement of the undersigned that their liability to Seller and/or Parent in respect to such matters is and shall be joint and several.

David L. Weinstein	Stanley Graber

Robert J. Hussey, III	Joel W. Brown

EXHIBIT A

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Assignment”) is made for the consideration provided for in, and pursuant to the requirements of, a certain Asset Purchase Agreement (“Agreement”) of even date herewith by and between NEW HORIZONS COMPUTER LEARNING CENTER OF ATLANTA, INC., a Delaware corporation (“Assignor”), and GBWH ATLANTA, LLC, a Georgia limited liability company (“Assignee”).

WITNESSETH:

WHEREAS, pursuant to the Agreement, Assignee desires to purchase and acquire from Assignor all of the Assignor’s right, title and interest in, or arising under or pursuant to, those certain agreements described in the Agreement, and herein referred to, as the “Assigned Contracts”, being those (excluding, for these purposes, the Facilities Leases) identified on the Attachment hereto, as a consequence of which the Assignee is willing to assume Assignor’s obligations, responsibilities and liabilities under the said Assigned Contracts which accrue from and after the date hereof;

NOW, THEREFORE:

1.                                       Assignor hereby assigns, transfers and conveys to Assignee, all of Assignor’s right, title and interest in, to and under the Assigned Contracts as defined herein and identified on the Attachment hereto effective as of the date hereof.

2.                                       Assignee does hereby accept the foregoing assignment and does hereby assume, and agree to perform and be bound by, all of the covenants, conditions, obligations and liabilities of Assignor under the said Assigned Contracts which accrue from and after the date hereof.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and delivered as of the Effective Date provided for in the Agreement.

ASSIGNOR	ASSIGNEE

NEW HORIZONS COMPUTER LEARNING	GBWH ATLANTA, LLC
CENTER OF ATLANTA, INC.

By:	By:
Thomas J. Bresnan	David L. Weinstein
Chief Executive Officer	President and Chief Manager

ATTACHMENT

TO

ASSIGNMENT AND ASSUMPTION AGREEMENT

The following is a listing of the Assigned Contracts, including the Customer Contracts but excluding the Facilities Leases, to be and herewith assigned to the Assignee.  To the extent in writing, there is attached hereto a true and complete copy of each of the Assigned Contracts.

EXHIBIT B-1

ASSIGNMENT OF LEASE

STATE OF GEORGIA	)
	)	ASSIGNMENT OF LEASE
COUNTY OF COBB	)

FOR VALUABLE CONSIDERATION, and in consideration of the agreements of the parties set forth in a certain Asset Purchase Agreement (“Agreement”) of even date herewith by and between NEW HORIZONS COMPUTER LEARNING CENTER OF ATLANTA, INC., a Delaware corporation (herein called “ASSIGNOR”), and GBWH ATLANTA, LLC, a Georgia limited liability company (herein called “ASSIGNEE”), the undersigned ASSIGNOR does hereby set over, transfer, sell and assign unto ASSIGNEE all of ASSIGNOR’S right, title and interest in and to the following described Lease (the “Facilities Lease”) entered into by and between ASSIGNOR, as tenant or lessee, and the landlord or lessor named below:

Name of Landlord:	G & R Georgia One, LLC

Address of Premises:	Newmarket Center, 2060 Lower Roswell Road, Suite 400, Marietta, Georgia

Date of Lease:	October 11, 2000

Amendments:	First Amendment to Lease dated January 25, 2001

ASSIGNOR warrants that it has full title to the foregoing leasehold estate, the Facilities Lease is in full force and effect, no condition or state of facts exists which (with or without the giving of notice and/or the lapse of time) would constitute a default by ASSIGNOR or, to the Knowledge (as defined in the Agreement) of ASSIGNOR, by any other party to the Facilities Lease, and ASSIGNOR has the power and right to assign its rights as herein provided (subject to the approval of the landlord above named).

By its execution below, ASSIGNEE agrees to assume, and to pay, perform and abide by, all of the obligations, indebtedness, terms, provisions and conditions undertaken to be paid, performed or complied with by ASSIGNOR under or pursuant to the Facilities Lease at any tme from and after May 1, 2006.

(Signatures on Next Page)

IN WITNESS WHEREOF, the undersigned parties have executed this Assignment of Lease effective as of the 1st day of May, 2006.

AS TO ASSIGNOR, SIGNED IN THE	NEW HORIZONS COMPUTER LEARN-
PRESENCE OF:	ING CENTER OF ATLANTA, INC.

By:	By:
Witness	Title:

By:
Witness

AS TO ASSIGNEE, SIGNED IN THE	GBWH ATLANTA, LLC
PRESENCE OF:

By:	By:
Witness	Title:

By:
Witness

LANDLORD’S CONSENT AND ESTOPPEL CERTIFICATE

The undersigned, G & R GEORGIA ONE, LLC (herein called the “Landlord”), a Georgia limited liability company, is the lessor named in and under that certain Lease (herein called the “Lease”) dated October 11, 2000, as amended on January 25, 2001 to add additional square footage, covering the premises at 2058-60 Lower Roswell Road, Cobb County, Georgia as described in the Lease (the “Demised Premises”) entered into with Appletree Technologies Incorporated, a Georgia corporation (the “Original Tenant”), which named Original Tenant, with the consent of the Landlord dated March 30, 2001, assigned all of its right, title and interest under the Lease to New Horizons Computer Learning Center of Atlanta, Inc., a Delaware corporation (the “Tenant”).

The Landlord has been advised that (1) the Tenant has agreed to sell, assign and transfer all or substantially all of its business and assets, including Tenant’s rights, title and interest in and under the Lease, to GBWH ATLANTA, LLC, a Georgia limited liability company (herein called the “Assignee”); and (2) the Assignee has been granted a license and franchise to operate a “New Horizons Computer Learning Center” at and from the premises described in the Lease; and (3) the execution of this Landlord’s Consent and Estoppel Certificate by Landlord constitutes a condition precedent to Assignee’s acceptance of said assignment.

NOW, THEREFORE, in consideration of the foregoing, the acceptance by Assignee of the assignment above described, and the assumption and agreement by Assignee to pay, perform and abide by the terms of the Lease from and after May 1, 2006:

1.                                       Landlord acknowledges Tenant’s assignment, and consents to Tenant’s assignment, to Assignee of all of Tenant’s right, title and interest in, to and under the Lease.

2.                                       Landlord confirms to Assignee that (a) the Lease is valid, binding and in full force and effect, constitutes the entire agreement between Landlord and Tenant with respect to the Demised Premises; (b) the Lease has not been modified, supplemented or amended in any way (except as specifically identified hereinabove); (c) the initial term of the Lease shall continue to October 11, 2010; (d) Landlord has not received notice of a prior sale, transfer, assignment, subletting, hypothecation or pledge of the Lease by Tenant (other than the assignment to Assignee and the assignment to Tenant previously approved by Landlord); (e) Landlord has not received notice of, and has no knowledge of, the occurrence of any event which, with or without the giving of notice and/or the lapse of time, would constitute a breach or default by any party to the Lease; and (f) all rent, additional rent and other charges provided for in the Lease to be paid by Tenant have been paid through April 30, 2006.

3.                                       Landlord agrees that in the event of any default under the Facilities Lease, or any change in the circumstances confirmed in the foregoing paragraph 2 of this instrument, Landlord will give written notice thereof to Assignee at 4775 American Way, Memphis, TN 38118 (attention: David L. Weinstein), or to such other person(s) and at such other address(es) as may be set forth in a writing delivered by Assignee to Landlord.

DATED this                day of                                       , 2006.

G & R GEORGIA ONE, LLC
a Georgia limited liability company

By:
Name:
Title:

EXHIBIT B-2

ASSIGNMENT OF LEASE

STATE OF GEORGIA	)
	)	ASSIGNMENT OF LEASE
COUNTY OF	)

FOR VALUABLE CONSIDERATION, and in consideration of the agreements of the parties set forth in a certain Asset Purchase Agreement (“Agreement”) of even date herewith by and between NEW HORIZONS COMPUTER LEARNING CENTER OF ATLANTA, INC., a Delaware corporation (herein called “ASSIGNOR”), and GBWH ATLANTA, LLC, a Georgia limited liability company (herein called “ASSIGNEE”), the undersigned ASSIGNOR does hereby set over, transfer, sell and assign unto ASSIGNEE all of ASSIGNOR’S right, title and interest in and to the following described Office Lease Agreement (the “Facilities Lease”) entered into by and between ASSIGNOR, as tenant, and the landlord named below:

Name of Landlord:	GA-PERIMETER CENTER, L.L.C.

Address of Premises:	53 Perimeter Center East, Atlanta, Georgia, Suites 220 and 225

Date of Lease:	February 1, 2006

Amendments:	None

ASSIGNOR warrants that it has full title to the foregoing leasehold estate, the Facilities Lease is in full force and effect, no condition or state of facts exists which (with or without the giving of notice and/or the lapse of time) would constitute a default by ASSIGNOR or, to the Knowledge (as defined in the Agreement) of ASSIGNOR, by any other party to the Facilities Lease, and ASSIGNOR has the power and right to assign its rights as herein provided (subject to the approval of the landlord above named).

By its execution below, ASSIGNEE agrees to assume, and to pay, perform and abide by, all of the obligations, indebtedness, terms, provisions and conditions undertaken to be paid, performed or complied with by ASSIGNOR under or pursuant to the Facilities Lease at any tme from and after May 1, 2006.

(Signatures on Next Page)

IN WITNESS WHEREOF, the undersigned parties have executed this Assignment of Lease effective as of the 1st day of May, 2006.

AS TO ASSIGNOR, SIGNED IN THE	NEW HORIZONS COMPUTER LEARN-
PRESENCE OF:	ING CENTER OF ATLANTA, INC.

By:	By:
Witness	Title:

By:
Witness

AS TO ASSIGNEE, SIGNED IN THE	GBWH ATLANTA, LLC
PRESENCE OF:

By:	By:
Witness	Title:

By:
Witness

LANDLORD’S CONSENT AND ESTOPPEL CERTIFICATE

The undersigned, GA-PERIMETER CENTER, L.L.C., (the “Landlord”), a Delaware limited liability company, is the landlord named in and under that certain Office Lease Agreement (herein called the “Lease”) dated February 1, 2006 covering the premises at 53 Perimeter Center East, Atlanta, Georgia, Suites 220 and 225, as described in the Lease (the “Demised Premises”) entered into with New Horizons Computer Learning Center of Atlanta, Inc., a Delaware corporation (the “Tenant”).

The Landlord has been advised that (1) the Tenant has agreed to sell, assign and transfer all or substantially all of its business and assets, including Tenant’s rights, title and interest in and under the Lease, to GBWH ATLANTA, LLC, a Georgia limited liability company (herein called the “Assignee”); and (2) the Assignee has been granted a license and franchise to operate a “New Horizons Computer Learning Center” at and from the premises described in the Lease; and (3) the execution of this Landlord’s Consent and Estoppel Certificate by Landlord constitutes a condition precedent to Assignee’s acceptance of said assignment.

NOW, THEREFORE, in consideration of the foregoing, the acceptance by Assignee of the assignment above described, and the assumption and agreement by Assignee to pay, perform and abide by the terms of the Lease from and after May 1, 2006:

1.                                       Landlord acknowledges Tenant’s assignment, and consents to Tenant’s assignment, to Assignee of all of Tenant’s right, title and interest in, to and under the Lease.

2.                                       Landlord confirms to Assignee that (a) the Lease is valid, binding and in full force and effect, constitutes the entire agreement between Landlord and Tenant with respect to the Demised Premises; (b) the Lease has not been modified, supplemented or amended in any way; (c) the initial term of the Lease shall continue to March 31, 2011; (d) Landlord has not received notice of a prior sale, transfer, assignment, subletting, hypothecation or pledge of the Lease by Tenant (other than the assignment to Assignee); (e) Landlord has not received notice of, and has no knowledge of, the occurrence of any event which, with or without the giving of notice and/or the lapse of time, would constitute a breach or default by any party to the Lease; and (f) all rent, additional rent and other charges provided for in the Lease to be paid by Tenant have been paid through April 30, 2006.

3.                                       Landlord agrees that in the event of any default under the Facilities Lease, or any change in the circumstances confirmed in the foregoing paragraph 2 of this instrument, Landlord will give written notice thereof to Assignee at 4775 American Way, Memphis, TN 38118 (attention: David L. Weinstein), or to such other person(s) and at such other address(es) as may be set forth in a writing delivered by Assignee to Landlord.

DATED this                day of                                       , 2006.

GA-PERIMETER CENTER, L.L.C.
a Delaware limited liability company

By:
Name:
Title:

EXHIBIT C

BILL OF SALE

FOR GOOD AND VALUABLE CONSIDERATION, the receipt of which is hereby acknowledged, the undersigned, New Horizons Computer Learning Center of Atlanta, Inc., a Delaware corporation (“Seller”), hereby sells, conveys, transfers, assigns and delivers to GBWH ATLANTA, LLC, a Georgia limited liability company (“Buyer”), all of Seller’s right, title and interest in and to the Purchased Assets as such term is defined in that certain Asset Purchase Agreement (“Agreement”) dated as of May 1, 2006, by and among, inter alia, Buyer and Seller.

TO HAVE AND TO HOLD the same unto Buyer, its successors and assigns forever, free and clear of all Liens other than any Permitted Liens (each of which terms being as defined in the Agreement.

This Bill of Sale is delivered pursuant to and is subject to and governed by the terms and conditions of the Agreement. The representations, warranties and covenants as set forth in the Agreement shall survive delivery of this Bill of Sale as set forth in the Agreement.

This Bill of Sale is ancillary to the Agreement, and in the event of a conflict between the terms of this Bill of Sale and the terms of the Agreement, the terms of the Agreement shall govern.

IN WITNESS WHEREOF, the undersigned has caused this instrument to be duly executed as of the 1st day of May, 2006.

NEW HORIZONS COMPUTER LEARNING

CENTER OF ATLANTA, INC.

By:
Thomas J. Bresnan
President

Schedule 1.1(A)

Facilities Leases

Schedule 1.1(B)

Tangible Personal Property

Schedule 1.1(C)

Intangible Personal Property

Schedule 1.1(D)

Software

[See Schedule 1(B)]

Schedule 1.1(E)

Receivables

Schedule 1.1(F)

Assigned Contracts

Schedule 2.2(A)(1)

Assumed Liabilities

Schedule 3.2(A)

Permitted Liens

Schedule 5.4

Required Approvals

-none-

Schedule 5.6

Tax Matters

-none-

Schedule 5.7(A)

Income Statements

Schedule 5.7(B)

Accounts Payable

Schedule 5.7(C)

Unredeemed Coupons

Schedule 5.9

Tangible Personal Property

-none-

Schedule 5.10(A)

Compliance With Law

-none-

Schedule 5.10(B)

Governmental Permits

-none-

Schedule 5.12

Software

-none-

Schedule 5.13

Assigned Contracts

-none-

Schedule 5.14

Litigation

-none-

Schedule 5.15

Identification of Employees and Compensation

FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

WHEREAS, the undersigned, GBWH Atlanta, LLC, a Georgia limited liability company (“Buyer”), has this date executed a certain Asset Purchase Agreement (“Agreement”) providing for its purchase and acquisition of certain of the assets and business of New Horizons Computer Learning Center of Atlanta, Inc. (“Seller”), all of the capital stock of which is directly or indirectly owned by New Horizons Worldwide, Inc. (“Parent”).  Except as otherwise provided herein, all terms used herein which are defined in the Agreement shall have the meaning set forth therein.

FURTHER, one of the requirements of the Agreement is that Seller deliver to Buyer the consent and approval of the landlords named in the Newmarket Center Lease, which approval the Seller has yet to obtain and, in order to encourage and enable Buyer to consummate the transactions provided for in the Agreement and to take possession of the Acquired Assets as of the Effective Date, this First Amendment to Asset Purchase Agreement is executed by Buyer, Seller and Parent.

NOW, THEREFORE, it is agreed by the undersigned that the Agreement shall be, and is hereby, amended in pertinent part so as to provide that the Cash Payment shall be paid as follows:  (i) $225,000.00 on the Effective Date, and (ii) $200,000.00 on the day after Seller procures and delivers to Buyer the consent and approval of landlord to the assignment and/or sublease of the Newmarket Center Lease as required by the Agreement.

DATED as of the 1st day of May, 2006.

NEW HORIZONS WORLDWIDE, INC.	NEW HORIZONS COMPUTER LEARN-
CENTER OF ATLANTA, INC.

By:	By:
Title:	Title:

GBWH ATLANTA, LLC

By:
Title: